EXHIBIT (a)(1)(I)

This announcement is not an offer to purchase or a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated November 7, 2007 and the related Letter of Transmittal and any amendments or supplements thereto and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NOTICE OF OFFER TO PURCHASE FOR CASH

UP TO 21,875,000 SHARES OF COMMON STOCK

OF

TESORO CORPORATION

AT

$64.00 NET PER SHARE

BY

TRACINDA CORPORATION

To view copies of the Offer documents please click on the documents below

•	Offer to Purchase

•	Letter of Transmittal

•	To our Client Letter

•	Broker Dealer Letter

•	Notice of Guaranteed Delivery

•	Tax Guidelines

•	Summary Advertisement

If you have any questions, or like to receive a copy of the Offer materials, please call the Information Agent for the Offer:

D. F. KING & CO., INC.

48 Wall Street

New York, NY 10005

Banks and Brokerage Firms, Please Call: (212) 269-5550

All Others, Call Toll-Free: (800) 578-5378